EXHIBIT 99.1

Contact:

Insignia Systems, Inc. John Gonsior, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Overview

•            2013 total net sales rose 37.6% to $27.8 million from $20.2 million in 2012, driven primarily by a 41.7% increase in POPS revenue.

•            Q4 2013 total net sales rose 29.6% to $6.9 million from $5.3 million in Q4 2012, with POPS revenue increasing 31.2%.

•            2013 operating income improved to $2.4 million from an operating loss of ($2.3) million in 2012.

•            Q4 2013 operating income increased to $708,000 from $208,000 in Q4 2012.

•            2013 net income improved to $1.4 million, or $0.10 per basic and diluted share, from a net loss of ($1.6 million), or ($0.12) per basic and diluted share, in 2012.

•            Q4 2013 net income improved to $441,000, or $0.03 per basic and diluted share, from net income of $69,000, or $0.01 per basic and diluted share, in Q4 2012.

At December 31, 2013

•            Total cash and equivalents of $21.8 million, or $1.62 per diluted share.

•            Working capital of $22.2 million.

•            $0 long-term debt.

MINNEAPOLIS, MN — February 26, 2014 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the fourth quarter (“Q4”) and full year ended December 31, 2013, as compared to the fourth quarter and full year ended December 31, 2012.

Insignia’s President and CEO Glen Dall commented, “We delivered a strong 2013, finishing the year with our sixth consecutive quarter of profitable results following the initiation of our Insignia 2.0 turnaround efforts. We have continued to invest in our sales and marketing infrastructure to help create a foundation for continuing progress in 2014.

“We remain focused on growing our core POPS business by leveraging our unique market position, network of retailers, and available capacity. We also expect to capitalize on our strong financial position and cash flow generating abilities to invest in programs that can expand our overall operations, including developing new product offerings and advancing our digital marketing initiatives to reach new customers.

“We continue to manage the business for long-term growth and profitability, and believe that we are well-positioned to achieve these objectives. Consistent with this philosophy, we are going to begin reporting total bookings for the year as opposed to the next quarter’s bookings. As of February 26, 2014, we have bookings of approximately $14.5 million set to run at various points in 2014, which is approximately 11% ahead of what we had sold at this same point one year ago. Of the $14.5 million in 2014 programs, approximately $6.0 million of those are set to run in the first quarter, which is down approximately 13% from first quarter bookings at this point a year ago. Recognizing that our POPS revenue can fluctuate on a quarterly basis, in future releases, we will not reference the next quarter’s bookings amount.”

Q4 2013 Results

Q4 2013 total net sales rose 29.6% to $6.9 million from $5.3 million in Q4 2012. Higher total net sales were primarily attributable to a 31.2% rise in POPS revenue to $6.5 million from $4.9 million in Q4 2012, mainly the result of volume increases. Products revenue rose 8.8% to $420,000 in Q4 2013 from $386,000 in Q4 2012.

Gross profit in Q4 2013 rose to $3.3 million, or 48.5% of total net sales, from $2.4 million, or 44.1% of total net sales, in Q4 2012. Higher gross profit and gross profit margin was largely the result of higher revenues and favorable program mix.

Selling expenses in Q4 2013 increased to $1.4 million, or 19.8% of total net sales, from $1.2 million, or 22.1% of total net sales, in Q4 2012, due primarily to higher revenue, additional sales staffing and performance compensation.

General and administrative expenses rose to $1.1 million, or 15.5% of total net sales, from $732,000, or 13.7% of total net sales, in Q4 2012. This increase was primarily the result of performance compensation.

Operating income for Q4 2013 rose to $708,000 from operating income of $208,000 in Q4 2012.

Income tax expense for Q4 2013 was 38.4%, or $275,000, compared to income tax expense of 67.9%, or $146,000, in Q4 2012. Tax expense will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis.

Net income for Q4 2013 improved to $441,000, or $0.03 per basic and diluted share, from net income of $69,000, or $0.01 per basic and diluted share, in Q4 2012.

Insignia’s CFO John Gonsior stated, “Our balance sheet remains strong, with $21.8 million of cash and cash equivalents as of December 31, 2013, up from cash and cash equivalents of $20.7 million as of September 30, 2013. As of December 31, 2013, we had over $22.2 million in working capital compared to working capital of $21.4 million as of September 30, 2013.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. The Company expects to commence repurchasing shares under this plan during Q1 2014.

Conference Call

The Company will host a conference call today, February 26, at 4:00 p.m. CT/5:00 p.m. ET. To access the live call, dial 877-268-1608. The Conference ID is 50903278. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until March 5, 2014. To access the replay, dial 855-859-2056 and reference Conference ID 50903278.  The audio recording will also be archived on the Company’s website approximately two days after the call until March 31, 2014.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in over 13,500 chain retail supermarkets, over 1,900 mass merchants and over 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods and Nestlé, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company, its President and CEO Glen Dall or its Vice President of Finance and CFO John Gonsior, regarding, for instance: current expectations as to future financial performance (including but not limited to bookings in total and for the first quarter of 2014, and results for fiscal year 2014); our ability to continue revenue growth, cost improvements and to maintain profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued success in our business relationships with News America and Valassis; our ability to develop and successfully implement  new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America or Valassis; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2014; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$6,906,000	$5,330,000	$27,755,000	$20,174,000
Cost of sales	3,557,000	2,982,000	15,009,000	12,872,000
Gross profit	3,349,000	2,348,000	12,746,000	7,302,000
Operating expenses:
Selling	1,367,000	1,178,000	5,505,000	5,049,000
Marketing	207,000	230,000	856,000	1,149,000
General and administrative	1,067,000	732,000	3,988,000	3,388,000

Operating income (loss)	708,000	208,000	2,397,000	(2,284,000)
Other income, net	8,000	7,000	28,000	27,000

Income (loss) before taxes	716,000	215,000	2,425,000	(2,257,000)
Income tax expense (benefit)	275,000	146,000	1,046,000	(633,000)

Net income (loss)	$441,000	$69,000	$1,379,000	$(1,624,000)

Net income (loss) per share:
Basic	$0.03	$0.01	$0.10	$(0.12)
Diluted	$0.03	$0.01	$0.10	$(0.12)

Shares used in calculation of net income (loss) per share:
Basic	12,751,000	13,602,000	13,324,000	13,605,000
Diluted	12,948,000	13,613,000	13,422,000	13,605,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$21,763,000	$20,271,000
Working capital	22,203,000	21,791,000
Total assets	31,572,000	31,706,000
Total liabilities	5,402,000	5,211,000
Shareholders’ equity	26,170,000	26,495,000

####